As filed with the Securities and Exchange Commission on October 14, 2022

Securities Act File No. 333-261239

 Investment Company Act File No. 811-22472

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM N-2

(check appropriate box or boxes)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	[X]
Pre-Effective Amendment No.	[ ]
Post-Effective Amendment No. 2	[X]
and/or
REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	[X]
Amendment No. 32	[X]

RIVERNORTH OPPORTUNITIES FUND, INC.

(Exact name of registrant as specified in charter)

360 South Rosemary Avenue, Suite 1420

West Palm Beach, FL 33401

 (Address of principal executive offices)

(303) 623-2577

(Registrant’s Telephone Number)

 Marcus L. Collins, Esq.

RiverNorth Capital Management, LLC

 360 South Rosemary Avenue, Suite 1420

West Palm Beach, FL 33401

 (Names and addresses of agents for service)

Copies to:

 Joshua B. Deringer

Faegre Drinker Biddle & Reath LLP

 One Logan Square, Ste. 2000

Philadelphia, PA 19103-6996

 (215) 988-2700

Approximate Date of Proposed Public Offering: This post-effective amendment is being filed pursuant to Rule 462(d) under the Securities Act and will be effective upon filing.

[ ]	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.

[X]	Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.
[ ]	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.
[ ]	Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.
[ ]	Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box)

[ ]	when declared effective pursuant to Section 8(c) of the Securities Act

If appropriate, check the following box:

[ ]	This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].
[ ]	This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: _____.
[ ]	This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: _____.
[X]	This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: 333-261239.

Check each box that appropriately characterizes the Registrant:

[X]	Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).
[ ]	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).
[ ]	Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).
[X]	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).
[ ]	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).
[ ]	Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”).
[ ]	If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.
[ ]	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form N-2 (File Nos. 333-261239 and 811-22472) of the RiverNorth Opportunities Fund, Inc. (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibits a.3, d.1, d.2, g, j.1., j.2, k.1, k.4, k.5, n and s to the Registration Statement. No changes have been made to Part A, B or Part C of the Registration Statement, other than Item 25 (2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 2 consists only of the facing page, this explanatory note and Item 25 (2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 2 shall become effective immediately upon filing with the Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

PART C - OTHER INFORMATION

Item 25: Financial Statements and Exhibits

1.	Financial Statements:
Part A - Financial Highlights for the period from December 24, 2015 to October 31, 2016, fiscal year ended October 31, 2017, period ended July 31, 2018, fiscal years ended July 31, 2019, July 31, 2020, July 31, 2021, and July 31, 2022.

Part B - Incorporated by reference in the Statement of Additional Information included herewith are the Registrant’s audited financial statements for the fiscal year ended July 31, 2022, notes to such financial statements and the report of independent registered public accounting firm thereon, as contained in the Fund’s Form N-CSR filed with the Securities and Exchange Commission on September 30, 2022. The unaudited Semi-Annual Report for the fiscal period ending January 31, 2022, is incorporated by reference.

2.	Exhibits:
	a.1	Articles of Amendment and Restatement. (1)
	a.2	Certificate of Correction. (15)
	a.3	Articles Supplementary Establishing and Fixing the Rights and Preferences of Perpetual Preferred Shares as of April 6, 2022. **
	b.	Bylaws, as amended July 16, 2018. (5)
	c.	Not applicable.
	d.1	Form of Subscription Certificate for Rights Offering. **
	d.2	Form of Notice of Guaranteed Delivery for Rights Offering. **
	e.	Form of Dividend Reinvestment and Cash Purchase Plan. (1)
	f.	Not applicable.
	g.	Investment Advisory Agreement. **
	h.1.	Form of Sales Agreement. (6)
	i.	Not applicable.
	j.1	Master Custodian Agreement between Registrant and State Street Bank and Trust Company. **
	j.2	Letter Agreement incorporating the Custody Agreement as of September 30, 2022, between Registrant and State Street Bank and Trust Company. **
	j.3	Special Custody Agreement. (2)
	k.1	Administrative, Bookkeeping and Pricing Services Agreement. **
	k.2	Transfer Agency, Registrar and Dividend Disbursing Agency Agreement. (1)
	k.3	Security Agreement (3)
	k.4	Subscription Agent Agreement. **
	k.5	Information Agent Agreement. **
	k.6	Amendment to Administrative Bookkeeping and Pricing Services Agreement. (5)
	k.7	Distribution Agreement. (12)
	k.8	Form of Credit Agreement. (12)
	k.9	Sub-Placement Agent Agreement. (13)
	k.10	Amendment to Distribution Agreement. (16)
	k.11	Amendment to Sub-Placement Agent Agreement. (16)
	k.12	Form of Fund of Funds Investment Agreement +
	k.13	Amendment No. 2 to Distribution Agreement. (19)
	k.14	Amendment No. 2 to Sub-Placement Agent Agreement. (19)
	l.1	Opinion of McDermott Will & Emery LLP. (18)
	l.2	Consent of Dechert LLP. (18)
	m.	Not applicable.
	n.	Consent of Independent Registered Public Accounting Firm. **
	o.	Not applicable.
	p.	Initial Subscription Agreement. (1)
	q.	Not applicable.
	r.1	Code of Ethics of the Fund. (2)

r.2	Code of Ethics of the Investment Manager. (5)
r.3	Code of Ethics of the Subadviser. (17)
s.	Powers of Attorney. **
(1)	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-169317 and 811-22472, as filed with the Securities and Exchange Commission on November 25, 2015.
(2)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-220156 and 811-22472, as filed with the Securities and Exchange Commission on August 24, 2017.
(3)	Incorporated by reference from the Registration Statement on Form N-2/A, File no. 333-220156 and 811-22472, as filed with the Securities and Exchange Commission on October 3, 2017.
(4)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on May 23, 2018.
(5)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on July 24, 2018.
(6)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on August 31, 2018.
(7)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on October 5, 2018.
(8)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on March 12, 2019.
(9)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on June 26, 2019.
(10)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on September 27, 2019.
(11)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on September 23, 2020.
(12)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on November 20, 2020.
(13)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-225152 and 811-22472, as filed with the Securities and Exchange Commission on December 18, 2020.
(14)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-257554 and 811-22472, as filed with the Securities and Exchange Commission on June 30, 2021.
(15)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-257554 and 811-22472, as filed with the Securities and Exchange Commission on September 15, 2021.
(16)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-257554 and 811-22472, as filed with the Securities and Exchange Commission on September 21, 2021.
(17)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-261239 and 811-22472, as filed with the Securities and Exchange Commission on November 19, 2021.
(18)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-261239 and 811-22472, as filed with the Securities and Exchange Commission on January 24, 2022.
(19)	Incorporated by reference from the Registration Statement on Form N-2, File no. 333-261239 and 811-22472, as filed with the Securities and Exchange Commission on January 27, 2022.
+	To be filed by amendment.
**	To be filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of West Palm Beach, and the state of Florida, on the 14th day of October, 2022.

RIVERNORTH OPPORTUNITIES FUND, INC.

By	/s/ Patrick W. Galley
Patrick W. Galley, President

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

/s/ Patrick W. Galley	President (Principal Executive Officer)	October 14, 2022
Patrick W. Galley

/s/ Jonathan M. Mohrhardt	Treasurer (Principal Financial Officer)	October 14, 2022
Jonathan M. Mohrhardt

/s/ Patrick W. Galley	Chairman of the Board and Director	October 14, 2022
Patrick W. Galley

*	Director	October 14, 2022
John K. Carter

*	Director	October 14, 2022
J. Wayne Hutchens

*	Director	October 14, 2022
John S. Oakes

*	Director	October 14, 2022
Jerry R. Raio

*	Director	October 14, 2022
David M. Swanson

* By:	/s/ Patrick W. Galley
	Name:	Patrick W. Galley
	Title:	Attorney-in-Fact
	Date:	October 14, 2022

INDEX TO EXHIBITS

Exhibit No.	Description
a.3	Articles Supplementary Establishing and Fixing the Rights and Preferences of Perpetual Preferred Shares as of April 6, 2022.
d.1	Form of Subscription Certificate for Rights Offering.
d.2	Form of Notice of Guaranteed Delivery for Rights Offering.
g.	Investment Advisory Agreement.
j.1	Master Custodian Agreement between Registrant and State Street Bank and Trust Company.
j.2	Letter Agreement incorporating the Custody Agreement as of September 30, 2022, between Registrant and State Street Bank and Trust Company.
k.1	Administrative, Bookkeeping and Pricing Services Agreement.
k.4	Subscription Agent Agreement.
k.5	Information Agent Agreement.
n.	Consent of Independent Registered Public Accounting Firm.
s.	Powers of Attorney.